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                                                                    EXHIBIT 23.2

           NOTICE REGARDING CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Smith International, Inc. ("Smith") dismissed Arthur Andersen LLP ("Arthur Andersen") on April 15, 2002 as its independent public accountants. Arthur Andersen has ceased operations and, as such, is unable to consent to the incorporation by reference of their previously issued audit report with respect to Smith's financial statements as of December 31, 2001 and for the two years ended December 31, 2001 into Smith's previously filed registration statements File No. 33-31556, No. 33-69840, No. 33-56693, No. 333-34249, No. 333-47729, No.
333-62629, No. 333-76633, No. 333-76635, No. 333-80091, No. 333-40734, No.
333-65912 and No. 333-88918.

Under these circumstances, Rule 437a under the Securities Act permits Smith to file this Form 10-K, which is incorporated by reference into the above listed registration statements, without a written consent from Arthur Andersen. As a result, with respect to transactions in Smith securities pursuant to the Registration Statements that occur subsequent to the date this Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, investors would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.